Exhibit 5.1

100 E. Big Beaver Rd., Ste 350,

Troy, MI 48083

Office: (248) 641-8000

June 3, 2022

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

RE:    Registration Statement on Form S-8

Gentlemen and Ladies,

We have acted as special counsel to Manitex International, Inc., a Michigan corporation (the “Company”), in connection with that certain Registration Statement (the “Registration Statement”) on Form S-8 filed on June 3, 2022 by the Company with the Securities and Exchange Commission (the “Commission”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an aggregate of 790,000 shares (the “Shares”) of authorized common stock, no par value (“Common Stock”), which may be issued or acquired pursuant to the an inducement award of (i) 100,000 restricted stock units with time-based vesting, (ii) 100,000 restricted stock units that vest upon a change of control under certain circumstances, (iii) up to 490,000 restricted stock units that would vest upon the attainment of certain Common Stock price improvement milestones and (iv) 100,000 options to purchase Common Stock, which was granted by the Registrant to J. Michael Coffey on April 11, 2022, as inducement to accept employment as the Chief Executive Officer of the Registrant (the “Inducement Award”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the:

(i)	The Company’s Articles of Incorporation, as amended from time to time to date (the “Articles of Incorporation”);

(ii)	The Amended and Restated Bylaws of the Company, as amended, as in effect on the date hereof (the “Bylaws”);

(iii)	The Registration Statement and all documents referenced therein; and

(iv)	Resolutions of the Board of Directors of the Company dated as of May 3, 2022.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. When relevant facts were not independently established, with your permission, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company, whether contained in the documents referenced above or otherwise, including all representations and warranties, as being true and correct.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents. We have further assumed that all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing, we are of the opinion that the Shares, when and if issued in accordance with the Inducement Award, will be duly authorized, validly issued, and fully paid and non-assessable.

The opinions herein reflect only the application of applicable laws of the State of Michigan (excluding the securities and blue sky laws of such State, as to which we express no opinion). The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the sale of the Shares. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act.

Yours Truly,

/s/ Bowen, Radabaugh & Milton, P.C.

Bowen, Radabaugh & Milton, P.C.

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